                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           DIAMETRICS MEDICAL, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           DIAMETRICS MEDICAL, INC.
                               2658 PATTON ROAD
                          ROSEVILLE, MINNESOTA 55113

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 27, 1996

TO THE SHAREHOLDERS OF DIAMETRICS MEDICAL, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Diametrics Medical, Inc. (the "Company") will be held at 3:30 p.m. on Thursday, June 27, 1996, at the Minneapolis Hilton, 1001 Marquette Avenue, Minneapolis, Minnesota, for the following purposes:

     1. To elect seven members to the Board of Directors to serve for a term beginning June 30, 1996 and until their terms expire and until their successors are elected and qualified.

     2. To approve an amendment to the Company's Bylaws providing for a classified Board of Directors, with the effect that approximately one-third of the Company's directors will be elected each year, and to approve certain other related amendments to the Bylaws and Restated Articles of Incorporation of the Company.

     3. To consider and vote upon an amendment to the Company's 1990 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 1,740,000 shares to 3,000,000 shares.

     4. To consider and vote upon an amendment to the Company's 1993 Directors' Stock Option Plan to increase the initial grant to directors thereunder from 10,000 shares to 14,500 shares and to increase subsequent annual grants to directors thereunder from 1,500 to 4,000 shares.

     5. To consider and vote upon an amendment to the Company's 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance thereunder from 150,000 shares to 300,000 shares.

     6. To consider and act upon a proposal to approve the Company's 1995 Directors' Equalizing Options.

     7. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 29, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. A copy of the Company's annual report is included with this mailing, which is being first made available on approximately the date shown below.

     We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                       By Order of the Board of Directors,

                                       /s/ Kenneth L. Cutler

                                       Kenneth L. Cutler
                                       Secretary

Dated:  May 20, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                           DIAMETRICS MEDICAL, INC.

                               2658 PATTON ROAD
                          ROSEVILLE, MINNESOTA 55113



                               -----------------



                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 27, 1996


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Diametrics Medical, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, June 27, 1996, at the Minneapolis Hilton, 1001 Marquette Avenue, Minneapolis, Minnesota at 3:30 p.m., Minneapolis time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about May 20, 1996.

     Shares of the Common Stock, $.01 par value (the "Common Stock"), represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement. Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Proxies may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

     All holders of the Common Stock whose names appear of record on the Company's books at the close of business on April 29, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof. At the close of business on April 29, 1996, a total of 15,123,395 shares of Common Stock were outstanding, each share being entitled to one vote. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or in person. Expenses in connection with the solicitation of proxies will be paid by the Company.

     So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

     A copy of the Company's Annual Report for the year ended December 31, 1995 is being furnished to each shareholder with this Proxy Statement.

                        ITEM 1:  ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors will be the number established by resolution of the Board of Directors. The Board of Directors has established the number of directors to be elected for the coming year at seven. If the proposed amendments to the Company's Bylaws and Restated Articles of Incorporation concerning classification of the Board of Directors are adopted, James E. Ashton, Ph.D. and Fred E. Silverstein, M.D. are to be elected for terms beginning effective June 30, 1996 and expiring at the Annual Meeting in 1997; Gerald L. Cohn and Mark B. Knudson, Ph.D. are to be elected for terms beginning effective June 30, 1996 and expiring at the Annual Meeting in 1998; and David T. Giddings, Andre de Bruin and Richard A. Norling are to be elected for terms beginning effective June 30, 1996 and expiring at the Annual Meeting in 1999 (or, in all cases, until their respective successors are elected and qualified). If the amendments are not adopted, all seven nominees will be elected for terms expiring at the Annual Meeting in 1997 (or until their respective successors are elected and qualified). The persons named as proxies in the enclosed form of proxy will vote for the election of the seven persons named above as directors, unless otherwise directed in the proxy. Only Mark B. Knudson, Ph.D., James E. Ashton, Ph.D. and Fred E. Silverstein, M.D. are presently directors of the Company. The nominees have indicated a willingness to serve, but in case a nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

     Certain biographical information furnished by the Company's current directors and nominees for director is presented below.

     Name                          Age             Position
     ----                          ---             --------
Michael F. Connoy                  47       President and Director
Mark B. Knudson, Ph.D.(3)          47       Chairman of the Board
                                             and Director
James E. Ashton, Ph.D.(2)          53       Director
Ronald E. Eibensteiner(1)(2)(3)    45       Director
William E. Engbers                 53       Director
Ronald A. Matricaria(3)            53       Director
Timothy I. Maudlin(1)(2)           45       Director
Walter L. Sembrowich, Ph.D.        53       Director
Fred E. Silverstein, M.D.          53       Director
Timothy A. Stepanek(1)(3)          47       Director
Richard A. Norling                 50       Director Nominee
David T. Giddings                  52       Chief Executive Officer
                                             and Director Nominee
Gerald L. Cohn                     67       Director Nominee
Andre de Bruin                     49       Director Nominee
- ----------------

(1)  Member of the Compensation Committee of the Board of Directors.
(2)  Member of the Audit Committee of the Board of Directors.
(3)  Member of Nominating Committee of the Board of Directors.

     Mr. Connoy has been President and a director of the Company since February 1993. He was Chief Executive Officer from February 1993 until April 1996. From April 1988 until January 1993, Mr. Connoy was President and Chief Operating Officer of Empi, Inc., a manufacturer and marketer of medical devices for the physical therapy, orthopedic and rehabilitation markets.

     Dr. Knudson has been the Chairman of the Board of Directors since March 1995 and a director of the Company since March 1990. Since 1989, Dr. Knudson has been a limited partner of Medical Innovation Partners and, since 1993, a Managing Venture Partner of Medical Innovation Partners II, each a private investment partnership active in the formation, management, financing and development of start-up medical technology and service companies and the general partners of Medical Innovation Fund, a Limited Partnership ("Medical Innovation Fund") and Medical Innovation Fund II, a Limited Partnership ("Medical Innovation Fund II"), respectively. Dr. Knudson is also a director of InControl, Inc. and Heartstream, Inc.

     Dr. Ashton has been a director of the Company since September 1995. Since October 1995 Dr. Ashton has been the Chief Executive Officer of Fiberite, Inc., a manufacturer of a broad range of composite materials used in aerospace, sporting and industrial applications. Dr. Ashton has also been a limited partner of Carlisle Enterprises, L.P., a mergers and acquisitions firm, since November 1993. From April 1989 to June 1994, Dr. Ashton served as the vice president and general manager of the Armament Systems Division of United Defense, L.P./FMC.

     Mr. Eibensteiner has been a director of the Company since March 1990. Since January 1993, he has served as President of Wyncrest Capital, a seed investor in early stage technology companies. From 1990 to January 1993, Mr. Eibensteiner was Chairman of the Board of the Company. From January 1988 to December 1992, he served as President and Chief Executive Officer of Mirror Technologies, Incorporated, currently a provider of engineering, brokerage, part and remote support services to users of IBM mainframe computers. Mr. Eibensteiner also serves as a director of IVI Publishing, Inc., an interactive multimedia publisher of health and medical titles.

     Mr. Engbers has been a director of the Company since February 1995. Since June 1989, he has been the Venture Group Manager of Allstate Insurance Company. Mr. Engbers is also a director of a La Jolla Pharmaceutical Company, Applied Biometrics Inc. and DM Management Company.

     Mr. Matricaria has been a director of the Company since April 1994. Mr. Matricaria has been President and Chief Executive Officer of St. Jude Medical, Inc., a medical device company, since April 1993, and was elected Chairman of the Board of that company in January 1995. From 1970 to April 1993, Mr. Matricaria was employed by Eli Lilly and Company, Inc., a developer and marketer of pharmaceuticals, medical instruments and diagnostic products, where he most recently served as President of the Medical Devices and Diagnostics Division, Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Mr. Matricaria is also a director of St. Jude Medical Inc., Centocor, Inc., Reality Interactive, Inc. and InControl, Inc.

     Mr. Maudlin has been a director of the Company since March 1990. Mr. Maudlin has been Managing General Partner of Medical Innovation Partners since 1988 and Managing General Partner of Medical Innovation Partners II since 1993. Mr. Maudlin is also a director of Curative Technologies, Inc., and IVI Publishing, Inc.

     Dr. Sembrowich has been a director of the Company since March 1990. From March 1995 through December 1995, Dr. Sembrowich served as Executive Vice President of New Business Development of the Company. From January 1993 to March 1995 he served as a Co-Chairman of the Board. From March 1990 through January 1993, he was Chief Executive Officer of the Company. Dr. Sembrowich is also a director of St. Jude Medical, Inc., a developer and marketer of heart valves and other cardiovascular devices.

     Dr. Silverstein has been a director of the Company since February 1995. Dr. Silverstein was on the faculty of the University of Washington Medical School for over 20 years, most recently as a tenured professor of medicine. He is currently a Clinical Professor of Medicine. Since 1994, he has been a partner of Frazier & Company L.P., an investment partnership. He holds a B.S. from Alfred University and an M.D. from Columbia University College of Physicians and Surgeons. He is Board Certified in internal medicine and gastroenterology. Dr. Silverstein is also a director of Vision Sciences Inc. and several privately-held companies. He holds more than 20 United States patents on a variety of medical devices.

     Mr. Stepanek has been a director of the Company since June 1991. Since 1989, Mr. Stepanek has been a Managing Partner of Parsnip River Company, a private investment limited partnership. Mr. Stepanek is also a director of United Market Services Company.

     Mr. Norling has been President and Chief Executive Officer of Fairview Hospital and HealthCare Services since July 1989. From June 1988 to June 1989, Mr. Norling was Executive Vice President and Chief Operating Officer of UniHealth America ("UniHealth"), a nonprofit system of hospitals and health care organizations headquartered in Burbank, California. Prior to joining UniHealth, Mr. Norling was employed in management positions with a variety of hospitals, HMO's and healthcare related organizations that were predecessors to UniHealth, including Executive Vice President and Chief Operating Officer of LHS Corporation and President and Executive Director of the California Medical Center, both located in Los Angeles. Mr. Norling is currently a member of the American Hospital Association and Executive Committee member of American Healthcare Systems. Mr. Norling also serves as a director of Express Scripts, Inc., a managed care pharmaceutical company.

     Mr. Giddings has been Chief Executive Officer of the Company since April 1996. Prior to that time, he had been employed by Boehringer Mannheim Corporation ("BMC"), an in-vitro diagnostic company, since 1992 and has been President and Chief Operating Officer of BMC since June 1994. Prior to joining BMC, Mr. Giddings was employed by Eastman Kodak Company for 26-1/2 years, where he most recently served as Vice President and General Manager, Printing and Publishing Division.

     Mr. Cohn has been a private investor and consultant since 1991. From 1988 to 1991, Mr. Cohn participated with the Pritzker Family of Chicago with the funding and restructuring for Monoclonal Antibodies, Inc. ("MABS"). Prior to assisting MABS, Mr. Cohn assisted various companies restructure and attain profitability, including DVI Inc., a health service finance company, and Pepco, Inc., a large ferrous and non-ferrous metal recycle, and ferrous stevedoring and shipping company. Mr. Cohn also serves as a director of DVI Inc., SMT Health Services, Inc., a mobile diagnostic services provider, and International Metals Acquisition Corp., a steel manufacturing company.

     Mr. de Bruin was appointed President and Chief Executive Officer of Somatogen Corporation on July 13, 1994. On January 22, 1996, he was elected Chairman of the Board of Somatogen. Immediately prior to joining Somatogen, he was Chairman, President and Chief Executive Officer of Boehringer Mannheim Corporation, Indianapolis, Indiana, the U.S. subsidiary of Corange Ltd., a private, global health care corporation with sales exceeding $3 billion. He held that position since 1989. Mr. de Bruin serves on the Board of Directors of both DIANON Systems, Inc., a public company specializing in oncology and genetic laboratory services, and BioStar, Inc., a private bio-diagnostics company based in Boulder, Colorado.

BOARD COMMITTEES; ATTENDANCE

     The Board of Directors has a Compensation Committee which consisted of Messrs. Eibensteiner, Maudlin and Stepanek (none of whom are standing for reelection). The Compensation Committee held one meeting during the year ended December 31, 1995. The Compensation Committee of the Board of Directors makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board, and administers the 1990 Stock Option Plan.

     The Board of Directors of the Company has an Audit Committee which consisted of Dr. Ashton and Messrs. Eibensteiner and Maudlin (of whom Messrs. Eibensteiner and Maudlin are not standing for reelection). The Audit Committee held two meetings during the year ended December 31, 1995. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of their review to the full Board and to management.

     The Board of Directors of the Company has a Nominating Committee which consists of Dr. Knudson and Messrs. Eibensteiner, Matricaria and Stepanek (of whom Messrs. Eibensteiner, Matricaria and Stepanek are not standing for reelection). The Nominating Committee held two meetings during the year ended December 31, 1995. The Nominating Committee of the Board of Directors makes recommendations concerning members of the Board of Directors and other matters relevant to the Company's organizational structure.

     During the year ended December 31, 1995, the Board of Directors held six meetings. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committee. The Company's Board and committees also act from time to time by written consent in lieu of meetings.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of the Company will receive $1,000 per Board meeting attended during the 12 month period ending July 1, 1996 and each 12 month period thereafter, provided that if there are less than 12 Board meetings in any such 12 month period, each non-employee Board member will receive $2,000 for each Board meeting attended in person ($500 if attended by telephone) and an additional fee equal to (a) $1,000 times (b) 12 minus the actual number of Board meetings held in such 12 month period. In addition, effective July 1, 1995, each non-employee member of the Board of Directors of the Company serving on the Compensation Committee, the Audit Committee and/or the Nominating Committee will receive $250 per committee meeting attended. All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

     In addition, non-employee directors are eligible to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for an automatic grant of nonqualified stock options to purchase 10,000 shares of Common Stock to non-employee directors of the Company on the later of June 15, 1993 or the date such individuals become directors of the Company (the "Initial Grant"), and an option to purchase 1,500 shares of Common Stock on each subsequent annual shareholder meeting date (the "Subsequent Grant"), subject to certain limitations. In August 1995 the Board of Directors approved an amendment to the Directors' Plan to increase the Initial Grant of options to directors joining the Company after such date from 10,000 shares to
14,500 shares, subject to shareholder approval.   In April 1996, the Board of
Directors approved an amendment to the Directors' Plan to increase the Subsequent Grant of options to directors at each annual shareholder meeting from 1,500 to 4,000 shares, subject to shareholder approval. See "Proposal to Amend Directors' Plan."

     Options granted in connection with the Initial Grant vest and become exercisable as to 50% of such shares on the twelve month anniversary of the date of such Initial Grant and 25% at each such successive anniversary date thereafter if the holder remains a director on such dates. Options granted on the date of each annual meeting of shareholders become exercisable six months subsequent to the date of grant. The Company has reserved 217,500 shares of Common Stock for issuance under the Directors' Plan. The option price for directors is equal to the fair market value (based on the Nasdaq Stock Market closing price) of the Common Stock on the date of grant. Options to purchase an aggregate of 113,000 shares have been automatically granted under the Directors' Plan to Messrs. Eibensteiner, Engbers, Matricaria, Maudlin and Stepanek and Drs. Ashton, Knudson and Silverstein. Options to purchase an aggregate of 59,500 additional shares of Common Stock will be issued under the Directors' Plan as of the date of the Annual Meeting, assuming the election by the shareholders of Messrs. Norling, Giddings, Cohn and de Bruin and Drs. Ashton, Knudson and Silverstein. Mr. Maudlin and Mr. Stepanek have assigned all of their options and Dr. Knudson has assigned 2,900 of his options to the venture capital funds for which they serve as designee on the Company's Board of Directors pursuant to the partnership agreements or policies of such funds.

     In order to equalize the number of options granted to each of the Company's outside directors, the Compensation Committee and the Board of Directors approved the additional one-time grant of options (the "Directors' Equalizing Options") to purchase 4,500 shares of Common Stock at an exercise price of $9.75 per share (the fair market value on the date of grant) to each of Messrs. Engbers and Matricaria and Dr. Silverstein. Such options terminate on June 29, 2005, vest with respect to 50% of such shares on June 29, 1996 and vest with respect to an additional 25% of such shares on June 29, 1997 and June 29, 1998, respectively. The Directors' Equalizing Options are subject to shareholder approval. See "Proposal to Approve Directors' Equalizing Options."

     In addition to the options granted as set forth above under the Directors' Plan, Dr. Knudson received options to purchase an aggregate of 14,500 shares at an exercise price of $9.75 per share (the fair market value of the Common Stock on the date of grant) under the Company's 1990 Stock Option Plan as compensation for his services to the Company as Chairman of the Board of Directors. Such options terminate on June 29, 2005, vest with respect to 50% of such shares on June 29, 1996 and vest with respect to an additional 25% of such shares on June 29, 1997 and June 29, 1998, respectively.

   Effective December 21, 1995, the Company and Walter L. Sembrowich, Ph.D. entered into a Severance/Consulting Agreement (the "Consulting Agreement") with a term expiring on December 31, 1997. Under the Consulting Agreement, Dr. Sembrowich retired from the Company effective December 31, 1995. In consideration for his promises and obligations under the Consulting Agreement, including his agreement to certain restrictions on his ability to compete with the Company until December 31, 1998 and his release of the Company from all claims, Dr. Sembrowich received a severance of $150,000 upon his retirement on December 31, 1995. In addition, all options previously granted but not vested as of December 21, 1995, vested as of such date and Dr. Sembrowich was given four years from December 21, 1995 to exercise any unexercised options on the Company's Common Stock. Dr. Sembrowich is also entitled to participate in the Company's group health insurance program.

     Further, pursuant to the Consulting Agreement, from January 1, 1996 through and including December 31, 1997 (the "Consulting Term"), Dr. Sembrowich agreed to serve as a consultant to the Company without charge to the Company. Dr. Sembrowich has agreed to keep all confidential information acquired by him during his employment with the Company and during the Consulting Term in confidence.

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the election of the nominees for director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES.

                            EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and its other executive officers. The disclosure requirements for these individuals (the "executive officers") include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of the report requirement, the Compensation Committee of the Board of Directors (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

     OVERVIEW

     The Committee is responsible for establishing and making certain recommendations to the Board of Directors concerning executive compensation, including annual base salaries, stock options and other benefits. The Committee is composed entirely of independent outside directors of the Company. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The goal of the Committee is to establish compensation policies and programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term shareholder interests.

     The Committee intends to make the executive compensation program competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. For this purpose, the Committee compares the Company with a self-selected group of development stage companies with similar business characteristics and strategies.

     In addition, since the Company has only recently begun commercial production and full-scale marketing of its product, it is difficult to select objective criteria by which to measure individual and Company performance. As a result, the Committee's efforts to tie compensation to performance involve a subjective element and take into account the achievement of such nonfinancial goals such as development of the Company's sales and marketing force and growing market acceptance of the Company's IRMA(TM) (Immediate Response Mobile Analysis) System. In evaluating compensation relative to Company performance, the Committee also considers the Company's stock performance and progress toward profitability. In the future, the Committee intends to implement a bonus program that will be tied to specific financial goals, including operating revenues and earnings.

     EXECUTIVE COMPENSATION PROGRAM

     The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis consist primarily of base salaries, bonuses and stock options. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching further performance goals.

     BASE SALARY AND BONUS. Annual base salaries and bonuses are established as a result of the Committee's analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group.

     STOCK OPTIONS. The Company's 1990 Stock Option Plan (the "Stock Option Plan") is designed to align a portion of executive and other senior employee compensation with the long-term interests of shareholders. The Stock Option Plan permits the granting of several different types of stock-based awards to a broad range of employees. To date, the Committee has awarded both stock options and performance awards under the Stock Option Plan. For a description of the performance awards, see "--Stock Bonus Program" below. The stock options give the holder the right to purchase shares of the Common Stock over a ten-year period at the fair market value per share as of the date the option is granted.

     In determining whether to grant options to an executive officer, the Committee typically considers the individual's performance as such performance relates to the achievement of Company objectives and any planned change in functional responsibility. Although the stock option position of executive officers generally is reviewed on an annual basis, the Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Committee may or may not grant additional options in its discretion. The determination of whether any additional options will be granted to an executive officer is based on a number of factors, including Company performance, individual performance and levels of options granted by the comparable companies referred to above.

     STOCK BONUS PROGRAM. In 1995, the Committee established a stock award program for all of the Company's employees, pursuant to which employees may be granted unrestricted stock awards of 100 shares each, based upon the achievement of certain Company performance milestones. Two such performance milestones were established and achieved in 1995, resulting in two grants of 100 shares each to all employees on the date of grant. The first milestone established and achieved was the Company's release of its Electrolyte Cartridge on June 29, 1995 and the second milestone established and achieved was the achievement of a twelve week shelf life on the Company's Blood Gas Cartridge by October 1995.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Compensation for the Chief Executive Officer consists of the following components: base salary and stock options. Mr. Connoy joined the Company in February 1993 as Chief Executive Officer. His 1993 annual base salary was set at $175,000, and he was granted stock options to purchase 217,500 shares of Common Stock. Mr. Connoy's original compensation package was established by the Committee based on the general experience of the Committee members in dealing with compensation matters at other emerging growth companies, and was designed to attract an individual with Mr. Connoy's abilities and experience to the Company. In 1994, Mr. Connoy's base salary increased 14% over the prior year to $200,000, as a result of the Committee's efforts to make his salary competitive with comparable companies, based on the Committee's informal review. There was no adjustment to Mr. Connoy's base salary in 1995.

     In addition to base salary, in 1995 Mr. Connoy received two grants of 100 unrestricted shares of Common Stock under the Company's Stock Bonus Program described above. Mr. Connoy received no additional stock options in 1995. The Committee believes that stock options granted to Mr. Connoy to date provide a significant and appropriate tie between overall compensation and the performance of the Company over the long term.

     SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), did not affect the deductibility of compensation paid to the Company's executive officers in 1995 and will not effect the deductibility of such compensation expected to be paid in 1996. The Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

RONALD E. EIBENSTEINER,
TIMOTHY I. MAUDLIN and
TIMOTHY A. STEPANEK,
The Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald E. Eibensteiner, Mark B. Knudson, Ph.D., Timothy I. Maudlin and Timothy A. Stepanek served as members of the Company's Compensation Committee during 1995. Dr. Knudson resigned from, and Mr. Stepanek was elected to, such committee effective March 17, 1995.

     Mr. Eibensteiner served as Chairman of the Board of Directors of the Company from 1990 to January 1993, although he received no compensation from the Company for serving in such capacity. Dr. Knudson has served as Chairman of the Board of Directors of the Company since March 1995 and, although he is not an employee of the Company, has received options to purchase 14,500 shares of Common Stock as described above under "Election of Directors--Director Compensation" as compensation for his services as Chairman of the Board.

     Dr. Knudson is a limited partner and Mr. Maudlin is Managing General Partner of Medical Innovation Partners, the general partner of Medical Innovation Fund. The Company has a sublease agreement with FIM, Inc. ("FIM"), a wholly-owned subsidiary of Medical Innovation Fund. Pursuant to this agreement, FIM leases approximately $1,300,000 in laboratory and computer equipment from an unrelated third party, which equipment is, in turn, subleased by the Company from FIM on the same terms as the original lease. The Company's lease obligations are guaranteed by Medical Innovation Fund. The Company pays FIM an amount equal to FIM's lease payments. In connection with this sublease, the Company has issued warrants to purchase an aggregate of 290,994 shares of Common Stock at a weighted average exercise price of $2.25 per share, to Medical Innovation Fund. Medical Innovation Fund has guaranteed total lease obligations of FIM of up to $1,300,000.

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other four most highly compensated executive officers of the
Company:


                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                               ANNUAL COMPENSATION         -------------
                                               -------------------         STOCK OPTIONS          ALL OTHER
                                   YEAR        SALARY        BONUS           (SHARES)            COMPENSATION
                                   ----        ------        -----         -------------         ------------

Michael F. Connoy                  1995       $198,735           --                   --                --
 President and Chief               1994        200,000           --               40,000                --
  Executive Officer                1993        150,000           --              217,000                --

David W. Deetz                     1995        150,000           --                   --                --
 Executive Vice President of       1994        150,000           --               40,000                --
  Operations and Chief             1993        130,000           --                   --                --
  Technical Officer (1)

James R. Miller                    1995        143,269       25,000              100,000         $  88,839(3)
 Vice President of Sales           1994             --           --                   --                --
  and Marketing (2)                1993             --           --                   --                --

Barbara E. Roth                    1995        126,085           --                5,000                --
 Vice President of                 1994         83,499           --                5,000                --
  Manufacturing (4)                1993         74,511           --               21,750                --

Walter L. Sembrowich, Ph.D.        1995        150,000           --                   --           150,000(6)
 Executive Vice President of       1994        150,000           --               40,000                --
 New Business                      1993        130,000           --                   --                --
 Development (5)

- ----------------

(1)  Mr. Deetz's employment with the Company terminated on February 2, 1996.

(2)  Mr. Miller was employed by the Company on March 20, 1995.

(3)  Includes a relocation expense reimbursement.

(4)  Ms. Roth's employment with the Company terminated on March 1, 1996.

(5) Dr. Sembrowich's employment with the Company terminated on December 31, 1995 and in connection therewith he received a severance payment of $150,000. See "Election of Directors--Director Compensation."

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     Except as provided below, none of the Company's executive officers has a written employment agreement. The Company has a letter agreement with Michael
F. Connoy to continue his monthly salary for a period of up to a maximum of six months or when he accepts a new position, whichever occurs first, in the event of a termination of his employment for other than cause. The Company has agreed that it will pay Mr. Deetz his then current base salary for a period of twelve months from the date of any termination by Mr. Deetz of his employment with the Company for "good reason" (as defined in such agreement). Pursuant to this agreement, the Company will pay Mr. Deetz $150,000 for the twelve month period commencing on February 2, 1996 (Mr. Deetz's termination date).

     Barbara E. Roth has resigned as an employee of the Company effective as of March 1, 1996. Pursuant to an agreement between the Company and Ms. Roth, she will receive an aggregate of $216,000 in consideration for her promises and obligations under the agreement, including her agreement to release the Company from all claims and certain nondisclosure, noncompetition and nonsolicitation covenants. In addition, Ms. Roth was given 90 days to exercise any of her vested options to purchase shares of the Company's Common Stock.

     The Company's consulting agreement with Walter L. Sembrowich is described above under "Election of Directors--Director Compensation."

     As described below in footnote 1 to the table entitled "Option Grants During the Year Ended December 31, 1995," the exercisability of options granted to named executive officers is accelerated in the event of a "change in control" involving the Company.

STOCK OPTIONS

     The following table summarizes option grants during the year ended December 31, 1995 to the executive officers named in the "Summary Compensation Table" above:

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

                                           % of                                                     Potential
                                           Total                                                 Realizable Value
                                          Options                                               At Assumed Annual
                                          Granted          Exercise                            Rates of Stock Price
                                            to              or Base                                Appreciation
                                         Employees         Exercise                            for Option Term (3)
                          Options        in Fiscal           Price        Expiration       ----------------------------
      Name              Granted (1)      Year 1995       Per Share (2)       Date            5%                  10%
- ------------------     ------------     -----------     ---------------  ------------      -------             --------
James R. Miller..           100,000            32%       $      6.00      March 2005       377,337             956,245

Barbara E. Roth..             5,000             2%       $      7.38      June 2005         23,206              58,809

- ------------------

(1) Each option represents the right to purchase one share of Common Stock. The stock option grants shown in this column were all made in March 1995 and June 1995 pursuant to the Stock Option Plan, became exercisable with respect to 25% of the shares on the date of grant, and 25% on each successive anniversary date for three years. To the extent not already exercisable, the options become exercisable in the event of a "change in control" (as defined in the stock option agreement) involving the Company.

(2) The exercise price is equal to the fair market value of the Common Stock on the date of grant in the case of each of such grants. The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.

(3) The compounding assumes a ten-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     The following table summarizes the value realized upon exercise of options in the year ended December 31, 1995 and the value of options held at December 31, 1995 by the executive officers named in the "Summary Compensation Table" above:


        AGGREGATE OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1995 AND
                 AGGREGATE OPTION VALUES AT DECEMBER 31, 1995


                                                                         Number of Securities   Value of Unexercised
                                                                             Underlying             In-the-Money
                                                                          Unexercised Options        Options at
                                               Shares                         at 12/31/95             12/31/95
                                              Acquired       Value           (Exercisable/          (Exercisable/
            Name                             On Exercise   Realized(1)       Unexercisable)        Unexercisable(2))
- -----------------------------                -----------   -----------   --------------------   ---------------------
Michael F. Connoy............                         --            --      155,001/102,499        $39,150/$19,575

David W. Deetz...............                         --            --        97,000/30,000        $    148,625/$0

James R. Miller..............                         --            --        20,000/80,000        $          0/$0

Barbara E. Roth..............                      7,400     $  43,522        69,683/12,667        $163,305/$1,958

Walter L. Sembrowich, Ph.D...                         --            --            141,500/0        $    194,300/--
- ----------------

(1) Value based on the difference between the fair market value of the share of Common Stock on the date of exercise and the exercise price of the options.

(2) Value based on the difference between the fair market value of the shares of Common Stock at December 31, 1995 ($4.87) and the exercise price of the options.

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock with the cumulative total return of Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index over the same period for the period from June 14, 1994 (the date of the initial public offering of the Common Stock) to December 31, 1995 (assuming the investment in the Common Stock and each index was $100 on June 14, 1994, and that dividends, if any, were reinvested).

           COMPARISON OF CUMULATIVE TOTAL RETURN SINCE JUNE 14, 1994
              AMONG DIAMETRICS MEDICAL, INC., S&P 500 STOCK INDEX
                  AND S&P MEDICAL PRODUCTS AND SUPPLIES INDEX


                             [GRAPH APPEARS HERE]

                             6/14/94   12/30/94   12/30/95
                             -------   --------   --------

Diametrics Medical, Inc.    $ 100.00  $   87.50  $   81.25
S&P 500 Index                 100.00     101.54     139.70
S&P Medical Products and
   Supplies Index             100.00     115.72     195.58

                             CERTAIN TRANSACTIONS

     In February 1995 the Company sold an aggregate of 1,754,635 shares of Common Stock at a purchase price of $5.50 per share to certain institutional investors in a private placement. Of these shares, 454,545 shares were sold to each of Frazier Healthcare Investments, L.P. ("Frazier") and Allstate Insurance Company (or entities affiliated therewith) ("Allstate"). In connection with this private placement and a related letter agreement with each of Frazier and Allstate, the Company increased its board of directors by two persons, appointed Dr. Silverstein and Mr. Engbers to serve on the board of directors as representatives selected by Frazier and Allstate, respectively, and nominated Dr. Silverstein and Mr. Engbers for election by the shareholders at the Annual Meeting. Each of Frazier and Allstate have agreed that, upon the Company's request, such representatives will not stand for reelection to the board of directors at the first annual shareholders meeting subsequent to the Company's receipt of gross proceeds of at least $15,000,000 in a public offering of its securities. The Company sold these shares of Common Stock pursuant to purchase agreements on the same terms as were sold to nonaffiliated purchasers. Under these purchase agreements, Frazier and Allstate are entitled to certain registration rights with respect to their shares.

     Mr. Deetz, Mr. Eibensteiner and Dr. Sembrowich are limited partners of Medical Innovation Partners II, which is the general partner of Medical Innovation Fund II, and Mr. Murphy is a limited partner of Medical Innovation Fund II. As such limited partners, they have no voting or investment power over shares of Common Stock held by Medical Innovation Fund II. Each currently has less than a 1% economic interest in such shares.

     For a discussion of certain Company transactions with Mr. Eibensteiner, Mr. Maudlin and Dr. Knudson, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation" above.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of February 28, 1996 by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each of the Company's directors and nominees for director, (iii) each of the officers named under the "Summary Compensation Table" above and (iv) all directors, nominees and executive officers of the Company as a group:

                                                      NUMBER OF
                                                       SHARES
                                                    BENEFICIALLY
                                                      OWNED (1)      PERCENT (1)
                                                    ------------     ----------

Denver Investment Advisors LLC (2)...............     1,520,000         10.2%
  1225 17th Street, 26th Floor
  Denver, Colorado  80202
State of Wisconsin Investment Board (3)..........     1,380,000          9.3
  P.O. Box 7842
  Madison, Wisconsin 53707
Medical Innovation Funds (4).....................     1,241,017          8.1
  Opus Center, Suite 421
  9900 Bren Road East
  Minneapolis, Minnesota 55343
The Allstate Corporation.........................     1,099,328          7.4
  2775 Sanders Road
  Northbrook, Illinois 60062-6127
INVESCO Funds (5)................................       765,775          5.1
  c/o INVESCO plc
  11 Devonshire Square
  London EC2M 4YR
  England
James E. Ashton, Ph.D. (6).......................        16,293           *
Michael F. Connoy (7)............................       155,810          1.0
David W. Deetz (8)...............................       381,269          2.5
Ronald E. Eibensteiner (9).......................       176,207          1.2
William E. Engbers (10)..........................         6,500           *
Mark B. Knudson, Ph.D. (11)......................       162,150          1.1
Ronald A. Matricaria (12)........................         9,000           *
Timothy I. Maudlin (13)..........................            --           --
Walter L. Sembrowich, Ph.D. (14).................       309,497          2.1
Fred E. Silverstein, M.D. (15)...................            --           --
Timothy A. Stepanek (16).........................            --           --
James R. Miller (17).............................        41,456           *
Barbara E. Roth (18).............................        71,604           *
Richard A. Norling...............................            --           --
David T. Giddings................................            --           --
Gerald L. Cohn (20)..............................        92,000           *
Andre de Bruin...................................            --           --
All directors and executive officers as a group
  (15 persons) (19)..............................     1,485,420          9.6
- ----------------

* Less than 1%.

(Footnotes continued on following pages)

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of February 28, 1996 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) In a Schedule 13G Report delivered to the Company as of April 9, 1996, Denver Investment Advisors LLC indicated that it decreased its interest in the Company to less than 5% of the outstanding shares of Common Stock.

(3) In a Schedule 13G Report filed with the Securities and Exchange Commission in February 1996, the State of Wisconsin Investment Board indicated that it had sole voting and dispositive power with respect to all shares listed above.

(4) Includes 818,666 shares of Common Stock held by Medical Innovation Fund and 81,556 shares of Common Stock held by Medical Innovation Fund II. Medical Innovation Partners and Medical Innovation Partners II are the general partners of Medical Innovation Fund and Medical Innovation Fund II, respectively. Also includes 340,795 shares of Common Stock issuable upon exercise of outstanding options and warrants.

(5) In a Schedule 13G Report delivered to the Company dated as of February 14, 1996, the persons referred to below indicated that: (a) each of INVESCO PLC, INVESCO North American Group, Ltd., INVESCO, Inc., INVESCO North American Holdings, Inc. and INVESCO Funds Group, Inc. share voting and dispositive power with respect to all of the shares listed above; (b) INVESCO PLC, organized under the laws of England, is the parent holding company of each of the entities listed above; and (c) INVESCO Funds Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(6) Includes 5,921 shares of Common Stock issuable upon the exercise of outstanding options.

(7) Includes 155,001 shares of Common Stock issuable upon exercise of outstanding options and warrants.

(8) Includes 97,000 shares of Common Stock issuable upon exercise of outstanding options and warrants. Excludes approximately 20 shares held by Medical Innovation Fund II which Mr. Deetz may be deemed to hold based on his limited partnership interest in the general partner of such entity. See "Certain Transactions." Mr. Deetz disclaims beneficial ownership of such shares.

(9) Includes 12,375 shares of Common Stock issuable upon exercise of outstanding options. Excludes approximately 20 shares held by Medical Innovation Fund II which Mr. Eibensteiner may be deemed to hold based on his limited partnership interest in the general partner of such entity. See "Certain Transactions." Mr. Eibensteiner disclaims beneficial ownership of such shares.

(10) Includes 6,500 shares of Common Stock issuable upon the exercise of outstanding options and warrants.

(11) Includes 9,900 shares of Common Stock issuable upon the exercise of outstanding options. Excludes an aggregate of 1,241,017 shares held by Medical Innovation Fund and Medical Innovation Fund II, of which Dr. Knudson is a limited partner and a general partner, respectively, of the general partner of each such partnership. See Note 2 above. Dr. Knudson disclaims beneficial ownership of such shares.

(12) Includes 9,000 shares of Common Stock issuable upon exercise of outstanding options and warrants.

(13) Excludes an aggregate of 1,241,017 shares held by Medical Innovation Fund and Medical Innovation Fund II, of which Mr. Maudlin is a general partner of the general partner of each such partnership. See Note 2 above. Mr. Maudlin disclaims beneficial ownership of such shares.

(14) Includes 142,897 shares of Common Stock issuable upon exercise of outstanding options and warrants. Excludes approximately 20 shares held by Medical Innovation Fund II which Dr. Sembrowich may be deemed to hold based on his limited partnership interest in the general partner of such entity. See "Certain Transactions." Dr. Sembrowich disclaims beneficial ownership of such shares.

(15) Excludes an aggregate of 461,045 shares held by Frazier Healthcare Investments, L.P. The General Partner of Frazier Healthcare Investments, L.P., is Frazier Healthcare Management, L.P., whose General Partner is Frazier & Company L.P., whose General Partner is Frazier Management L.L.C. Silverstein Capital, Inc., of which Dr. Silverstein is a shareholder, is a member of Frazier Management L.L.C. Dr. Silverstein disclaims beneficial ownership of such shares.

(16) Excludes an aggregate of 578,843 shares held by Parsnip River Company, of which Mr. Stepanek is a general partner. See Note 5 above. Mr. Stepanek disclaims beneficial ownership of such shares.

(17) Includes 40,000 shares of Common Stock issuable upon the exercise of outstanding options and warrants.

(18) Includes 69,683 shares of Common Stock issuable upon the exercise of outstanding options and warrants.

(19) See Notes 5, 6, 8, 9, 10, 11, 12, 13, 14, 15 and 16 above.  Includes an additional 49,744 shares of Common Stock issuable upon exercise of outstanding options and warrants. Does not include approximately 347 additional shares held by Medical Innovation Fund II which Mr. Travis L. Murphy may be deemed to hold based on his limited partnership interest in such entity. See "Certain Transactions." Mr. Murphy disclaims beneficial ownership of such shares.

(20) Includes 12,000 shares held in the Hanna S. Cohn and Samuel A. Cohn Memorial Foundation, with respect to which Mr. Cohn disclaims beneficial ownership.

           ITEM 2: CLASSIFIED BOARD AMENDMENT TO BYLAWS AND RELATED AMENDMENTS TO BYLAWS AND RESTATED ARTICLES OF INCORPORATION

GENERAL

     The Board of Directors has determined that the amendment of Sections 3.02,
3.09 and 3.10 of Article III of the Company's Bylaws and the addition of an
Article VIII to its Restated Articles of Incorporation (the "Amendments") are advisable and recommends their adoption at the Annual Meeting. The proposed amendments to Article III of the Bylaws would establish a classified Board of Directors and staggered terms for directors and the requirement of an affirmative vote by the holders of 80% of the outstanding shares of Common Stock (an "80% Shareholder Vote") to increase or decrease the size of the Board and to remove directors. The new Article VIII of the Restated Articles of Incorporation would require an 80% Shareholder Vote to amend or repeal Bylaws fixing the number of directors or their classifications, qualifications or terms of office, or containing procedures for removing directors or filling vacancies in the Board. Article VIII would also provide for an 80% Shareholder Vote to increase or decrease the size of the Board and remove directors. In addition,
Article VIII would require an 80% Shareholder Vote to approve a proposal to amend or repeal Article VIII unless such proposal has been approved by the "Continuing Directors" (as defined), in which case the vote is reduced to a majority of the outstanding shares. These changes are being presented to shareholders for their approval as a single proposal. The purpose of the Amendments is to provide for continuity and stability of management by staggering terms for which directors are elected, and to make it more difficult for a substantial shareholder to change abruptly the entire Board of Directors of the Company without the approval and cooperation of the incumbent Board.

     There has been a recent trend toward the accumulation of substantial stock positions in public corporations as a prelude to proposing a takeover or a restructuring or sale of all or part of the corporation or other similar extraordinary corporate action. Such actions are often undertaken without advance notice to or consultation with management of the corporation. In many cases, the purchaser seeks representation on the corporation's board of directors in order to increase the likelihood that its proposal will be implemented by the corporation. If the corporation resists the efforts of the purchaser to obtain representation on its board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the corporation but uses the threat of a proxy fight or bid to take over the corporation as a means of forcing the corporation to repurchase its equity position at a substantial premium over the then current market price.

     The Board of Directors of the Company believes that any imminent threat of removal of the Company's management in a proxy fight would severely curtail management's ability to negotiate effectively with potential purchasers. Management would be deprived of the time necessary to collect information and evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. The Amendments will help ensure that the Board will have sufficient time to review a proposal made by a third party which has acquired a significant block of the Company's Common Stock and to evaluate appropriate alternatives to the proposal. The Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms' length negotiations with the Company's management and Board of Directors, who would then be in a position to negotiate a transaction which is fair to all shareholders.

     The submission of the Amendments for shareholder approval is not being made in response to any specific effort of which the Company is aware to accumulate the Company's Common Stock or to obtain control of the Company.

     The Board of Directors does not believe that the Restated Articles of Incorporation or the Bylaws currently contain any provisions which should be viewed as anti-takeover devices. Under the Restated Articles of Incorporation, however, the shareholders have authorized 20,000,000 shares of Common Stock, of which 4,876,605 shares were unissued and unreserved as of April 30, 1996. Such authorized and unissued shares could be used, by private placement or otherwise, without the need for any action by the shareholders, in one or more transactions which could make more difficult, discourage or thwart attempts by third parties to gain control of the Company if the Board of Directors did not approve such attempted takeover. In addition, certain corporations have recently issued warrants to acquire common stock as a dividend to the holders of their common stock with terms designed to discourage or defeat acquisition proposals, which may serve to deter third parties from making of offers to acquire the corporation without the approval of the board of directors. The Board of Directors is currently considering using a portion of the authorized and unissued Common Stock for this purpose, but has taken no formal action with respect to adopting such an anti-takeover measure.

     The Amendments may significantly affect the ability of shareholders of the Company to effect rapid changes in the composition of the Board of Directors. Accordingly, before voting, shareholders are urged to read carefully the following description of the Amendments and their purposes and effects. The text of the proposed Bylaw amendments is set forth in full as Exhibit A hereto. The text of proposed Article VIII to the Restated Articles of Incorporation is set forth in full as Exhibit B hereto.

DESCRIPTION OF AMENDMENTS TO BYLAWS

     The amendment to Section 3.02 of Article III of the Bylaws would provide for the eventual election of all directors for three-year rather than one-year terms, with approximately one-third of the directors to be elected each year. Under the amendment, the seven directors to be elected at the Annual Meeting in 1996 will be divided into three classes, with two directors to be elected for terms expiring in 1997, two directors to be elected for terms expiring in 1998 and three directors to be elected for terms expiring in 1999. Commencing in 1997 and thereafter, all directors, except as described below, would be elected to three-year terms.

     The proposed amendment to Section 3.02 of Article III of the Bylaws states that the number of directors shall be no less than three nor more than twenty and that such number shall be established by resolution of the Board of Directors. The amendment would provide that holders of 80% of the outstanding shares of Common Stock would have the authority to increase or decrease the size of the Board. If the size of the Board were altered, the increase or decrease would be distributed among the three classes of directors as equally as possible, as determined by the Board or by an 80% Shareholder Vote. Under the Bylaws, the Board can also elect a director to fill a vacancy created by an increase in the size of the Board or fill any vacancy created by the death, resignation, retirement, disqualification or removal of a director. Any such director would have to stand for reelection at the next Annual Meeting of Shareholders for his or her then unexpired term. Presently, the Bylaws provide that directors shall hold office until the next Annual Meeting and do not contain any special voting requirements for increasing or decreasing the number of directors.

     The proposed amendment to Section 3.09 of Article III of the Bylaws is intended to clarify the procedures for filling vacancies in the Board and to conform the language of Section 3.09 to the amendment effected by the proposed amendment to Section 3.02.

     The proposed amendment to Section 3.10 of Article III of the Bylaws would provide that directors may be removed from office, with or without cause, only by an 80% Shareholder Vote.

Currently, Section 3.10 provides that removal may be effected by majority affirmative vote of the shares entitled to vote at an election of directors.

DESCRIPTION OF ARTICLE VIII OF THE RESTATED ARTICLES OF INCORPORATION

     In order to make the proposed amendments to the Bylaws effective, the Board also recommends the addition of a new Article VIII to the Restated Articles of Incorporation. Article VIII provides that the Board of Directors shall have the power, to the extent permitted by law, to adopt, amend or repeal the Bylaws, subject to the power of the shareholders to adopt, amend or repeal them. Under Minnesota law, the Board may not adopt, amend or repeal Bylaws fixing a quorum for meetings of shareholders prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend Bylaws to increase the number of directors.

     Article VIII would impose the 80% Shareholder Vote requirement for the adoption, amendment or repeal of Bylaws fixing the number of directors or their classifications, qualifications or terms of office, or containing procedures for removing directors or filling vacancies in the Board. Article VIII would also require an 80% Shareholder Vote to increase or decrease the size of the Board or remove directors. Such provisions of Article VIII are needed because, under Minnesota law, requirements for shareholder votes greater than a majority must be set forth in the Restated Articles of Incorporation to be effective. The Bylaws currently provide that they may be repealed or amended by a majority of the whole Board of Directors, subject to the power of the shareholders, exercisable in the manner provided under Minnesota law, to adopt, amend or repeal the Bylaws adopted, amended or repealed by the Board of Directors.

     Article VIII would also require an 80% Shareholder Vote to approve a proposal to amend or repeal Article VIII unless such proposal has been approved by the Continuing Directors, in which case the vote is reduced to a majority of the outstanding shares. Continuing Director is defined to mean any director who is unaffiliated with a "Controlling Person" (as defined) and was director prior to the time the Controlling Person became a Controlling Person, and any successor of a Continuing Director who is unaffiliated with a Controlling Person and is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors. The term Controlling Person is defined to mean any individual or any corporation, partnership and other entity which beneficially owns in excess of 10% of the outstanding shares of Common Stock.

PURPOSE AND EFFECTS OF THE AMENDMENTS

     The classification of directors is intended to make it more difficult to change the composition of the Board of Directors. At least two shareholders' meetings, instead of one, will generally be required for shareholders to effect a change in control of the Board. Although the Company has not encountered any lack of continuity or stability, the Board believes that a longer period of time being required to elect a majority of the directors will help assure continuity and stability of the Company's affairs and policies in the future as a majority of the directors at any given time will have prior experience as directors of the Company. The classification provision will apply to every election of directors, whether or not a change in the composition of the Board, in the opinion of some or a majority of the Company's shareholders, would be desirable.

     The provisions of the proposed amendments to Section 3.10 of Article III and the Restated Articles of Incorporation relating to the removal of directors are designed to protect the classified Board structure in the event a third party gains control of a majority of the Company's outstanding Common Stock.
The requirement of an 80% Shareholder Vote to remove directors, together with the provision of Section 3.09 that vacancies on the Board of Directors may be filled by the directors, are intended to preclude such third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal. Moreover, the currently existing provision that newly created directorships are to be filled by the Board, along with the amendments to Section 3.02 of Article III and the Restated Articles of Incorporation that provide for Board action or an 80% Shareholder Vote to increase the size of the Board of Directors, would prevent those seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with their own nominees.

     The requirement of an 80% Shareholder Vote to effect amendment or repeal of Sections 3.02, 3.09 or 3.10 of Article III of the Bylaws or Article VIII of the Restated Articles of Incorporation will prevent a takeover bidder or other shareholder holding a majority (but less than 80%) of the Common Stock from avoiding the requirements of the Amendments by simply repealing them. However, such requirement may give minority shareholders veto power over any changes in the Amendments, unless the Continuing Directors approve such changes.

     The Amendments may make more difficult or discourage a proxy contest, the removal of the incumbent Board or the assumption of control of the Company, by tender offer or otherwise, by a third party, even though such action might be beneficial to the Company and its shareholders, and could thus increase the likelihood that incumbent directors will retain their positions. Under the Amendments, a shareholder or shareholders controlling a majority, but less than 80%, of the outstanding Common Stock of the Company would be unable to remove directors without the approval of some of the shareholders holding the balance of the Common Stock. In addition, since the Amendments are designed in part to discourage accumulations of large blocks of the Company's Common Stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the amendments could tend to reduce the temporary fluctuations in the market price of the Company's Common Stock which could be caused by accumulations of large blocks of Common Stock. Accordingly, shareholders could be deprived of possible opportunities to sell their Common Stock at a temporarily higher market price.

     Takeovers or changes in the management of the Company proposed and effected without prior consultation and negotiation with the Board would not necessarily be detrimental to the Company and its shareholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

VOTE REQUIRED FOR ADOPTION OF THE AMENDMENTS

     The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the Amendments at the Annual Meeting is required to adopt this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENTS.


                 ITEM 3:  PROPOSAL TO AMEND STOCK OPTION PLAN

     The Board of Directors has approved, subject to shareholder approval, an amendment to the Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 1,740,000 shares to 3,000,000 shares. As of December 31, 1995, the Company had outstanding options to purchase an aggregate of 1,450,188 shares, at a weighted average exercise price of $4.66 per share, pursuant to the Stock Option Plan. The Board of Directors believes that the Stock Option Plan has been and continues to be an important incentive in attracting, retaining and motivating key employees, and that it is appropriate to increase the number of shares available for option grants and other awards under the Stock Option Plan at this time. Approval of the proposed amendment to increase the number of authorized shares under the Stock Option Plan will assure that sufficient shares are available to enable the Committee to achieve the objectives of the Stock Option Plan to aid in maintaining and developing personnel capable of assuring the future success of the Company, to offer such personnel additional incentives to put forth maximum effort for the success of the business and to afford them an opportunity to acquire an interest in the Company through stock options.

     Pursuant to the Stock Option Plan, executive officers, other employees and consultants of the Company may receive options to purchase Common Stock. The Stock Option Plan was approved by the Board of Directors in June 1990, amended in July 1992 and June 1993 and approved by the Company's shareholders in June 1993. The Stock Option Plan provides for the grant of both incentive stock options ("ISOs") intended to qualify for preferential tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options that do not qualify for such treatment. The exercise price of all options granted under the Stock Option Plan must equal or exceed the fair market value of the Common Stock at the time of grant. The Stock Option Plan also provides for grants of stock appreciation rights ("SARs"), restricted stock awards and performance awards. Only employees are eligible for the grant of incentive stock options. The Stock Option Plan is administered by the Compensation Committee; however, the Compensation Committee may delegate to the Chief Executive Officer of the Company the right to grant awards with respect to participants who are not subject to Section 16(b) of the Securities Exchange Act of 1934.

     The following is a summary of the principal federal income tax consequences generally applicable to options and awards under the Stock Option Plan. The grant of an option or SAR will result in no tax consequences for the recipient or the Company or any subsidiary employing such individual (the "employer").
The holder of an ISO generally will have no taxable income upon exercising the ISO (except that the alternative minimum tax may apply), and the employer generally will receive no tax deduction when an ISO is exercised. Upon exercise of a stock option other than an ISO, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option price, and the employer will then be entitled to a tax deduction for the same amount. The tax consequences to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an ISO or stock option other than an ISO. Generally, there will be no tax consequence to the employer in connection with a disposition of shares acquired under an option except that the employer may be entitled to a tax deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied.

     With respect to other awards granted under the Plan that are settled either in cash, shares or other property that is either transferable or not subject to a substantial risk of forfeiture, the holder of an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares or other property received (determined as of the date of such settlement) over (b) the amount (if any) paid for such shares or other property by the holder of the award, and the employer will then be entitled to a deduction for the same amount. With respect to awards that are settled in shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, unless a special tax election is made to recognize ordinary income upon receipt of the awards, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares or other property received (determined as of the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid by the participant for such shares or other property, and the employer will then be entitled to a deduction for the same amount.

     Special rules apply in the case of individuals subject to Section 16(b) of the Securities Exchange Act of 1934. In particular, under current law, shares received pursuant to the exercise of a stock option, other purchase right, or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, unless a special tax election is made, the amount of ordinary income recognized and the amount of the employer's deduction may be determined as of such date.

     As of April 30, 1996, there were outstanding options to purchase an aggregate of 1,392,595 shares of Common Stock under the Stock Option Plan as follows: Michael F. Connoy, 287,500 shares; Dennis J. McFadden, 80,000 shares; James R. Miller, 100,000 shares; Travis L. Murphy, 43,000 shares; Barbara E.
Roth, 10,000 shares; Walter L. Sembrowich, Ph.D., 141,500 shares; all executive officers as a group, 662,000 shares; and all employees (excluding executive officers) as a group, 730,595 shares. No options have been granted or are expected to be granted to directors who are not also executive officers under the Stock Option Plan, except for the grant to Dr. Knudson of an option to purchase 14,500 shares of Common Stock as described above under "Election of Directors--Director Compensation." An aggregate of 38,900 shares of Common Stock have been awarded under the Stock Option Plan as performance awards pursuant to the Company's Stock Bonus Program described above under "Executive Compensation-
- -Executive Compensation Program--Stock Bonus Program." Future grants of options and awards to executive officers and other employees under the Stock Option Plan are not determinable.

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the approval of the amendment to the Stock Option Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE STOCK OPTION PLAN.


                  ITEM 4:  PROPOSAL TO AMEND DIRECTORS' PLAN

     The Board of Directors has approved an amendment to the Directors' Plan to increase the number of shares of Common Stock subject to the Initial Grant of options thereunder from 10,000 shares to 14,500 shares and the number of shares of Common Stock subject to the Subsequent Grants of options thereunder from 1,500 shares to 4,000 shares, subject to shareholder approval. Based on a review of similar plans of other public companies, the Board of Directors believes that an increase in the number of shares subject to the Initial Grant of options and the Subsequent Grants of options under the Directors' Plan is consistent with the plans of other public companies and is desirable at this time in order to attract qualified individuals to serve as the Company's directors.

     The Directors' Plan is designed to operate automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors. Only non-employee directors are eligible to participate in the Directors' Plan. In the event of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company, all outstanding options will become exercisable in full at least ten days prior to such event on such conditions as the Board shall determine, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options.

     The following is a summary of the principal federal income tax consequences generally applicable to options and awards under the Directors' Plan. The grant of an option under the Director's Plan is not expected to result in any taxable income for the recipient. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequence to a director upon a disposition of shares acquired through the exercise of a non-qualified option granted under the Director's Plan will depend upon how long the shares have been held. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired pursuant to such an option.

     Special rules apply to directors under Section 16(b) of the Exchange Act. Under certain circumstances, shares received pursuant to the exercise of a stock option may be deemed restricted under the Code for a period of up to six months after the date of exercise resulting in the amount of any ordinary income recognized, and the amount of the Company's tax deduction, being determined as of the end of such period instead of on the date of exercise.

     Additional information concerning the Directors' Plan is set forth above under "Election of Directors-Director Compensation."

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the approval of the amendment to the Directors' Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE DIRECTORS' PLAN.


                ITEM 5:  PROPOSAL TO AMEND STOCK PURCHASE PLAN

     The Board of Directors has approved an amendment to the 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") to increase the number of shares of Common Stock available for issuance thereunder from 150,000 shares to 300,000 shares, subject to shareholder approval. Of the 150,000 shares currently authorized for issuance pursuant to the Stock Purchase Plan, 94,622 shares are available to the Company for future issuance. The Board of Directors believes that an increase in the authorized shares under the Stock Purchase Plan is desirable to allow continued employee ownership participation in the Company for the next several years.

     The Stock Purchase Plan was originally approved by the Board of Directors in April 1995 and by the shareholders of the Company in June 1995. The purpose of the Stock Purchase Plan is to provide employees of the Company with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of Common Stock, and, thus, to develop a stronger incentive to work for the continued success of the Company. The Stock Purchase Plan is intended to qualify under Section 423 of the Code.

     Under the Stock Purchase Plan, an eligible employee (including executive officers of the Company) may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of their base compensation at a price per share equal to 85% of the lesser of the fair market value (based on the Nasdaq/NMS closing price) of the Company's Common Stock as of the first day or the last day of each three-month offering period under the Stock Purchase Plan. The offering periods will commence on January 1, April 1, July 1 and October 1 of each year. The first purchase period commenced on July 1, 1995.

     The Stock Purchase Plan is administered by the Company's Compensation Committee. All questions of interpretation of the Stock Purchase Plan will be determined by the Committee. Any employee who is customarily employed for at least 20 hours per week by the Company, and who does not own five percent or more of the total combined voting power or value of all classes of the Company's outstanding capital stock, is eligible to participate in the Stock Purchase Plan, provided that the employee has been employed for at least 90 days prior to the commencement date of an offering period.

     The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the participant's payroll deductions accumulated during the offering period by the purchase price. However, no person may purchase shares under this or any other employee stock purchase plan of the Company to the extent that purchases pursuant to such employee stock purchase plans accrue a right to purchase shares at a rate that exceeds $25,000 worth of stock (determined based on fair market value of the shares on the first day of the offering period) for any calendar year and no more than 2,000 shares may be purchased under the Stock Purchase Plan by any participant during any purchase period.

     Payroll deductions under the Stock Purchase Plan will be reportable by a participant as a part of the participant's income for the year in which such amounts would otherwise have been paid. The participant will not have any additional taxable income at the time shares are purchased under the Stock Purchase Plan, even though the purchase will be made for less than fair market value. A participant may have taxable income in the year in which a sale or other disposition of the purchased shares is made, depending upon the circumstances. Generally, there will be no tax consequences to the Company in connection with the issuance of shares under the Stock Purchase Plan, except that the Company may be entitled to a tax deduction in the case of a participant's disposition of shares acquired under the Stock Purchase Plan before the applicable holding period for tax purposes has been satisfied.

     An aggregate of 55,378 shares have been issued under the Stock Purchase Plan as follows: Michael F. Connoy, 609 shares; James R. Miller, 1,256 shares; Dennis J. McFadden, 501 shares; Travis L. Murphy, 89 shares; all executive officers as a group, 2,455 shares; and all employees (excluding executive officers) as a group, 52,923 shares. Other than Michael F. Connoy, no director has purchased shares under the Stock Purchase Plan. The number of shares which may be purchased in the future under the Stock Purchase Plan is not determinable.

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the approval of the amendment to the Stock Purchase Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE STOCK PURCHASE PLAN.


          ITEM 6:  PROPOSAL TO APPROVE DIRECTORS' EQUALIZING OPTIONS

     As a result of the 1.45-for-one stock split of the Company's Common Stock in June 1993, the Initial Grants under the Directors' Plan made prior to that date were adjusted such that Initial Grants of options to purchase 10,000 shares became options to purchase 14,500 shares of Common Stock pursuant to the terms of the Directors' Plan and such options. In addition, subject to shareholder approval, the Directors' Plan has been amended such that directors joining the Company after August 1995 have received or will receive an Initial Grant of options to purchase 14,500 shares. However, outside directors joining the Board of Directors after the date of the stock split but prior to the date of the amendment have received an Initial Grant of options to purchase 10,000 shares of Common Stock. In order to equalize the number of options granted to each of the Company's outside directors, the Compensation Committee and the Board of Directors approved the additional one-time grant of options (the "Directors' Equalizing Options") to purchase 4,500 shares of Common Stock at an exercise price of $9.75 per share (the fair market value on the date of grant) to each of Messrs. Engbers and Matricaria and Dr. Silverstein. Such options terminate on June 29, 2005, vest with respect to 50% of such shares on June 29, 1996 and vest with respect to an additional 25% of such shares on June 29, 1997 and June 29, 1998, respectively. The Directors' Equalizing Options are subject to shareholder approval. See "Proposal to Approve Directors' Equalizing Options."

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for the approval of the Directors' Equalizing Options. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DIRECTORS' EQUALIZING OPTIONS.


                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than ten percent shareholders are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.


                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1996. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1990 and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.


                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the next Annual Meeting must be received at the Company's principal executive offices, 2658 Patton Road, Roseville, Minnesota 55113, no later than January 21, 1997.


                                BY ORDER OF THE BOARD OF DIRECTORS


                                /s/ Kenneth L. Cutler

                                Kenneth L. Cutler
                                Secretary



May 20, 1996

                                                                       EXHIBIT A

                             AMENDMENTS TO BYLAWS


               AMENDED SECTION 3.02 OF ARTICLE III OF THE BYLAWS

     SECTION 3.02. Number, Qualification and Term of Office. The number of directors shall be no less than three nor more than twenty and shall be established by resolution of the Board of Directors. Directors need not be shareholders. The number of directors may be increased or decreased from time to time by a resolution adopted by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the corporation entitled to vote. The directors shall be divided into three classes, as equal in number as possible. At the 1996 regular meeting of the shareholders:

          (i) directors in the first class (currently two directors) shall be elected to serve until the 1997 regular meeting of shareholders,

          (ii) directors in the second class (currently two directors) shall be elected to serve until the 1998 regular meeting of the shareholders, and

          (iii) directors in the third class (currently three directors) shall be elected to serve until the 1999 regular meeting of the shareholders;

or until their successors shall be duly elected and qualified. At each regular meeting of the shareholders following the 1996 regular shareholders' meeting, each director elected to succeed a director whose term has expired shall hold office until the third succeeding regular meeting of the shareholders after such director's election and until such director's successor has been duly elected and qualified, or until the earlier death, resignation, removal or disqualification of such director. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as equally as possible as shall be determined by the Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock entitled to vote.

               AMENDED SECTION 3.09 OF ARTICLE III OF THE BYLAWS

     SECTION 3.09. Vacancies. Vacancies in the Board of Directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors, even though less than a quorum. Vacancies resulting from an increase in the number of directors may be filled by a majority vote of the remaining directors. Each director elected to fill a vacancy shall hold office, subject to the provisions of these Bylaws, until a qualified successor is elected by the shareholders at a regular or special meeting. The shareholders shall elect a director to fill the remainder of any unexpired term for which a director has been elected to fill a vacancy by the Board of Directors at their next regular or special meeting.

               AMENDED SECTION 3.10 OF ARTICLE III OF THE BYLAWS

     SECTION 3.10. Removal. The affirmative vote of the shareholders holding at least 80% of the outstanding shares of Common Stock entitled to vote at an election of directors may remove any or all of the directors from office at any time, with or without cause. In the event that the Board of Directors or any one or more directors be so removed, new directors shall be elected at the same meeting.

A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal.

                                                                       EXHIBIT B

                            NEW ARTICLE VIII OF THE
                      RESTATED ARTICLES OF INCORPORATION


                                 ARTICLE VIII

     The Board of Directors shall have the power, to the extent permitted by law, to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to adopt, amend or repeal such Bylaws. Bylaws fixing the number of directors or their classifications, qualifications or terms of office, or prescribing procedures for removing directors or filling vacancies in the Board may be adopted, amended or repealed only by the affirmative vote of the holders of 80% of the outstanding shares of Common Stock entitled to vote.

     The number of directors shall be no less than three nor more than twenty and shall be established by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by a resolution adopted by the holders of at least 80% of the outstanding shares of Common Stock entitled to vote. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes of directors as equally as possible as shall be determined by the Board of Directors or by the holders of at least 80% of the outstanding shares of Common Stock entitled to vote. The affirmative vote of shareholders holding at least 80% of the outstanding shares of Common Stock entitled to vote at an election of directors may remove any or all of the directors from office at any time, with or without cause.

     Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the corporation or the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of at least 80% of outstanding shares of Common Stock entitled to vote shall be required to amend or repeal all or any portion of this Article VIII; provided, however, that if the Continuing Directors shall be majority vote of all Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of Common Stock, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote.

     The term "Common Stock" shall mean the Common Stock, par value $.01 per share, of the corporation.

     The term "Continuing Director" shall mean any member of the Board of Directors of the corporation who is unaffiliated with a Controlling Person and was a member of the Board prior to the time that the Controlling Person became a Controlling Person, and any successor of a Continuing Director who is unaffiliated with a Controlling Person and is recommended or elected to succeed a Continuing Director by a majority of all Continuing Directors.

     The term "Controlling Person" shall mean any Person who beneficially owns a number of shares of Common Stock, whether or not such number includes shares not then issued, which exceeds a number equal to ten percent of the outstanding shares of Common Stock.

     The term "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization and any other entity or group.

PROXY

                            DIAMETRICS MEDICAL, INC.
                                2658 PATTON ROAD
                           ROSEVILLE, MINNESOTA 55113

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS JUNE 27, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints Michael F. Connoy and Dennis J. McFadden, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Diametrics Medical, Inc. (the "Company") held by the undersigned on April 29, 1996, at the Annual Meeting of Shareholders of the Company, to be held on Thursday, June 27, 1996, at 3:30 p.m., at the Minneapolis Hilton, 1001 Marquette Avenue, Minneapolis, Minnesota, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

  Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope--no postage required. Please mail promptly to save further solicitation expenses.

1. Election of directors:
   [_] FOR all nominees listed below (except as marked to the contrary below).
   [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: James E. Ashton, Ph.D., Fred E. Silverstein, M.D., Gerald L. Cohn,
          Mark B. Knudson, Ph.D., David T. Giddings, Andre de Bruin, Richard A. Norling

(Instruction: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------
2. Proposal to approve an amendment to the Company's Bylaws providing for a classified Board of Directors and to approve certain other related amendments to the Bylaws and Restated Articles of Incorporation of the Company.

   [_] FOR     [_] AGAINST     [_] ABSTAIN

3. Proposal to approve an amendment to the Company's 1990 Stock Option Plan.

   [_] FOR     [_] AGAINST     [_] ABSTAIN

             (continued, and to be dated and signed, on other side)

4. Proposal to approve an amendment to the Company's 1993 Directors' Stock Option Plan.

   [_] FOR     [_] AGAINST     [_] ABSTAIN

5. Proposal to approve an amendment to the Company's 1995 Employee Stock Purchase Plan.

   [_] FOR     [_] AGAINST     [_] ABSTAIN

6. Proposal to approve the Company's 1995 Directors' Equalizing Options.

   [_] FOR     [_] AGAINST     [_] ABSTAIN

7. To vote with discretionary authority upon such other matters as may come before the meeting.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5 AND 6 LISTED HEREIN. UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                           SIGNATURE(S)

                                           ------------------------------------

                                           ------------------------------------

                                           Dated: _______________________, 1996

                                           INSTRUCTION: When shares are held
                                           by joint tenants, all joint tenants
                                           should sign. When signing as attor-
                                           ney, executor, administrator,
                                           trustee, custodian, or guardian,
                                           please give full title as such. If
                                           shares are held by a corporation,
                                           this proxy should be signed in full
                                           corporate name by its president or
                                           other authorized officer. If a
                                           partnership holds the shares sub-
                                           ject to this proxy, an authorized
                                           person should sign in the name of
                                           such partnership.